For media inquiries:	For investor relations inquiries:
Meredith Ching	Kevin L. Halloran
808.525.6669	808.525.8422
mching@abinc.com	khalloran@abinc.com

HOLD FOR RELEASE:
8:00 A.M. EASTERN STANDARD TIME
Wednesday, February 4, 2009

A&B REPORTS 2008 NET INCOME OF $132.4 MILLION
Modest Full-Year Decline; Early Year Real Estate Sales Bolster Results

Honolulu (February 4, 2009)—Alexander & Baldwin, Inc. (NYSE:AXB, “Company”) today reported that net income for the full year 2008 was $132.4 million, or $3.19 per diluted share. Net income for the full year 2007 was $142.2 million, or $3.30 per diluted share. Revenue for the full year 2008 was $1,898.3 million, compared with revenue of $1,669.2 million for the full year 2007.
Net income for the fourth quarter of 2008 was $23.9 million, or $0.58 per diluted share. Net income in the fourth quarter of 2007 was $36.4 million, or $0.85 per diluted share. Revenue for the fourth quarter of 2008 was $400.0 million, compared with revenue of $433.0 million in the same period of 2007.

COMMENTS ON QUARTER & OUTLOOK
“While many of the markets served by Alexander & Baldwin experienced an economic slowdown in 2008, our strong first half performance in development sales, strong property sales throughout the year and increased efficiency measures in our transportation segment enabled the Company to post a favorable full-year result, representing a modest 7 percent year-over-year decline in net income and 3 percent decline in diluted earnings per share,” said Allen Doane, chairman and chief executive officer.
 “We are pleased by this performance, but we recognize that our 2009 earnings prospects have been diminished. As a result, we will continue to take all necessary measures – cost containment and expense reduction, deferral of non-essential capital projects, preservation of cash, shoring up of our liquidity sources – to preserve our financial strength. The actions we are taking will give us the flexibility to capitalize on attractive opportunities as they arise, while remaining committed to a strong financial footing.”
 “The Ocean Transportation segment posted a 16 percent decline in operating profit in 2008 as compared to 2007, reflecting a considerable decline in container and auto volume, in line with the accelerated contraction of the Hawaii, Guam and China markets. In all of our trade lanes, vigorous focus on cargo mix, yield enhancement, fleet optimization and cost containment initiatives throughout the year partially offset the unexpectedly precipitous volume decline. Earnings from Matson Navigation’s stevedoring joint venture, which are a barometer for Asia-Pacific trade activity, were off significantly. In the fourth quarter, as the full thrust of the economic contraction took hold, volume dropped sharply, resulting in a 30 percent decline in Ocean Transportation operating profit.”
“The Logistics Services segment, like Ocean Transportation, experienced lower volume levels in its service lines that negatively impacted operating profit by 15 percent for the year, although higher yields offset the lower volume to some degree. As well, higher expenses related to the ramp-up of Matson Global Distribution Services (“Matson Global”), including an acquisition, modestly impacted earnings but provide a solid foundation for growth in 2009. Matson Integrated Logistics’ fourth quarter operating profit was off from the prior year due to these same volume declines.”
“Historically low sugar production levels resulting from a two-year drought led to a considerable loss of nearly $13 million in our Agribusiness segment. 2008 was the driest year on record with water deliveries to the fields at 50 percent of the previous 60-year average.”
“Our Real Estate Leasing segment posted operating profit of approximately $48 million, a decline of 7 percent from the prior year, due primarily to higher depreciation expenses attributable to the net addition of 1.3 million square feet to our portfolio, mostly in industrial assets, and to modestly lower U.S. Mainland occupancy late in the year related to softened higher-margin office and retail demand. Fourth quarter results were 16 percent below 2007 levels. Still, average occupancy rates at our properties were at high levels, 98 and 95 percent in the Hawaii and mainland portfolios, respectively.”
“Our Real Estate Sales operating profit in 2008 was very strong, 28 percent higher than 2007, resulting from a diversified mix of residential condominium sales (Oahu), commercial property sales (U.S. Mainland), and land/ground lease sales (Maui). That noted, in the latter half of the year there was a significant drop in development sales activity as consumer demand for primary and resort residential units abated. Fourth quarter operating profit of $19.3 million was 17 percent lower than 2007, comprising a mix of commercial property and land sales.”
 “In addition to the financial results achieved, we repurchased nearly 1.5 million shares of the Company’s common stock through open market purchases in 2008 and raised our dividend for the third straight year. These initiatives underscore our commitment to returning cash to shareholders while concurrently making investments that create value over time.”

TRANSPORTATION—OCEAN TRANSPORTATION

	Quarter Ended December 31,
(dollars in millions)	2008	2007	Change
Revenue	$239.5	$262.3	-9%
Operating profit	$21.1	$30.1	-30%
Operating profit margin	8.8%	11.5%
Volume (Units)
Hawaii containers	35,900	41,500	-13%
Hawaii automobiles	15,300	33,200	-54%
China containers	11,100	13,200	-16%
Guam containers	3,300	3,900	-15%

For the fourth quarter of 2008, lower container volume in all trade lanes resulted in lower revenue and $9.0 million lower operating profit. Ongoing yield and cost containment initiatives, including fleet rationalization, partially offset the impact of reduced volume and higher maintenance and repair expenses. Hawaii container and automobile volume declines (13 and 54 percent, respectively) reflect a broad-based weakness in the economy. China container volume decreased 16 percent compared with the fourth quarter of 2007, due to significantly lower Asian import demand.

	Year Ended December 31,
(dollars in millions)	2008	2007	Change
Revenue	$1,023.7	$1,006.9	2%
Operating profit	$105.8	$126.5	-16%
Operating profit margin	10.3%	12.6%
Volume (units):
Hawaii containers	152,700	167,500	-9%
Hawaii automobiles	86,300	110,100	-22%
China containers	47,800	51,200	-7%
Guam containers	13,900	14,600	-5%

For the full year 2008, Ocean Transportation revenue increased by 2 percent due to higher revenue from fuel surcharges, including a bunker adjustment factor introduced into our China trade lane in May, favorable yields, and improved cargo mix that were partially offset by reduced container volume in all trades, principally in Hawaii. Container and auto volume changes were due to the same factors cited for the quarter. Operating profit for 2008 decreased by 16 percent, primarily from the net volume changes, increases in fuel costs, increases in vessel and terminal handling costs due to higher stevedoring rates and lower earnings from Matson’s SSAT joint venture, partially offset by lower voyage costs arising from optimization of fleet deployment, and lower transportation and general and administrative expenses.

TRANSPORTATION—LOGISTICS SERVICES

	Quarter Ended December 31,
(dollars in millions)	2008	2007	Change
Intermodal revenue	$58.8	$70.4	-16%
Highway revenue	41.0	37.4	10%
Total Revenue	$99.8	$107.8	-7%
Operating profit	$4.1	$4.7	-13%
Operating profit margin	4.1%	4.4%

Fourth quarter 2008 Logistics services revenue of $99.8 million was $8.0 million, or 7 percent, lower than the fourth quarter of 2007, as a 16 percent decline in intermodal revenue was partially offset by a 10 percent increase in highway revenue and by revenues generated by Matson Global. Operating profit of $4.1 million was $0.6 million, or 13 percent, lower than in the comparable period last year. The decrease was due principally to lower volume levels, partially offset by higher yields in intermodal lines.

	Year Ended December 31,
(dollars in millions)	2008	2007	Change
Intermodal revenue	$271.0	$280.2	-3%
Highway revenue	165.0	153.3	8%
Total Revenue	$436.0	$433.5	1%
Operating profit	$18.5	$21.8	-15%
Operating profit margin	4.2%	5.0%

Logistics revenue increased $2.5 million, or 1 percent, in 2008 compared with 2007, due primarily to revenue related to the commencement of Matson Global’s warehousing operations and the acquisition of PACAM, a regional warehousing and distribution company, in the third quarter. The increase was partially offset by revenue loss from lower volume in intermodal markets, and to the loss of agents and softness in certain agents’ markets in the highway business. The decrease in operating profit was primarily the result of lower volumes, exacerbated by non-recurring items that positively impacted income in the third quarter of 2007, and higher general and administrative expenses from the commencement of Matson Global’s operations.

REAL ESTATE—INDUSTRY
Real estate leasing and sales revenue and operating profit are analyzed before discontinued operations are removed. This is consistent with how the Company evaluates segment results and makes decisions.

REAL ESTATE—LEASING

The Company regularly makes dispositions of commercial properties from its leasing portfolio and land under ground leases and subsequently reinvests proceeds, on a tax-deferred basis, in new properties. As a result, the Company often incurs higher depreciation expenses attributable to the replacement of formerly non-depreciable property with depreciable property, or a step-up in the cost basis of its properties. Further, due to the inherent timing lag between disposition and reinvestment, the Company incurs modest loss of revenue and income in these interim periods.

	Quarter Ended December 31,
(dollars in millions)	2008	2007	Change
Revenue	$25.5	$27.0	-6%
Operating profit	$10.2	$12.1	-16%
Operating profit margin	40.0%	44.8%

Real Estate Leasing revenue for the fourth quarter of 2008 was $25.5 million, a decrease of 6 percent, and operating profit decreased 16 percent compared to the fourth quarter of 2007. Earnings were primarily impacted by lower mainland occupancy at higher-margin office properties and higher depreciation and amortization expenses resulting from increased acquisition activity throughout the year, offset by the net earnings improvement resulting from increased acquisition activity and lower general and administrative costs.
During the quarter, the company sold its Venture Oaks office building (California) and several improved and unimproved parcels in Maui, and acquired the Midstate 99 Distribution Center (California).

	Year Ended December 31,
(dollars in millions)	2008	2007	Change
Revenue	$107.8	$108.5	-1%
Operating profit	$47.8	$51.6	-7%
Operating profit margin	44.3%	47.6%
Average Occupancy Rate:
Mainland	95%	97%
Hawaii	98%	98%
Leasable Space (million sq. ft.):
Mainland	6.6	5.2	27%
Hawaii	1.3	1.4	-7%

For the full year 2008, Real Estate Leasing revenue decreased slightly, due to lower mainland occupancy and to the net effect of nonrecurring items recorded in the first quarter of 2008 and in 2007, partially offset by net increases from acquisition and disposition activity. Operating profit was 7 percent lower in 2008 than compared to 2007, a result of higher depreciation and amortization expenses and lower mainland occupancy, partially offset by lower general and administrative expenses.
Leasable space increased by a net 1.3 million square feet in 2008 compared with 2007, due to the net effect of four acquisitions of warehouse and distribution facilities and the disposition of two retail centers and one office building.

REAL ESTATE—SALES

	Quarter Ended December 31,
(dollars in millions)	2008	2007	Change
Improved property sales	$30.3	$16.6	83%
Development sales	5.6	10.7	-48%
Unimproved/other property sales	18.5	5.1	4	X
Total revenue	$54.4	$32.4	68%
Operating profit before joint ventures	$20.6	$16.2	27%
Earnings/(loss) from joint ventures	(1.3)	7.0	NM
Total operating profit	$19.3	$23.2	-17%

In the fourth quarter of 2008, Real Estate Sales revenue increased by $22.0 million as compared to the fourth quarter of 2007. The increase was primarily due to the sales of the Venture Oaks office building (California) and several improved properties and unimproved parcels on Maui. Operating profit decreased by 17 percent during the fourth quarter of 2008, as compared to the same period in 2007, due principally to joint venture sales at the Company’s Kai Malu joint venture that occurred in the fourth quarter of 2007, partially offset by higher improved property sales in the fourth quarter of 2008. In addition, the Company recorded a $3.0 million impairment loss from its Santa Barbara Ranch joint venture in the fourth quarter of 2008.

	Year Ended December 31,
(dollars in millions)	2008	2007	Change
Improved property sales	$103.6	$90.2	15%
Development sales	217.4	14.9	15	X
Unimproved/other property sales	29.2	12.7	130%
Total revenue	$350.2	$117.8	197%
Operating profit before joint ventures	$86.6	$51.8	67%
Earnings from joint ventures	9.0	22.6	-60%
Total operating profit	$95.6	$74.4	28%

Real Estate Sales revenue in 2008 was $350.2 million and operating profit was $95.6 million, which represent increases of 197 percent and 28 percent, respectively, versus 2007. Full year revenue and operating profit include the sale of residential and commercial units at the Keola La’i high-rise development in Honolulu, two shopping centers and one office building in the U.S. Mainland, single-family homes at Keala’ula on Kauai, a residential apartment building on Maui, three improved Maui properties, and several leased fee parcels and other land parcels on Maui.  Full year revenue and operating profit from joint ventures were primarily attributable to sales activity at Kai Malu and several Valencia projects, partially offset by the Company’s share of marketing and other operating expenses at the Company’s Kukui’ula joint venture, and an impairment loss at the Company’s Santa Barbara Ranch joint venture. In 2008, operating profit also included a final insurance settlement payment.

AGRIBUSINESS
The operating results of the Agribusiness segment are dependent on a number of factors, particularly weather conditions, which affect yields, volume of hydro-electric generation, planting, harvesting, and factory operations. Consequently, operating results from the Agribusiness segment will vary from period to period.

	Quarter Ended December 31,
(dollars in millions)	2008	2007	Change
Revenue	$28.1	$30.7	-8%
Operating loss	$(6.1)	$(0.7)	-9	X
Tons sugar produced	30,400	34,000	-11%

Agribusiness revenue for the fourth quarter of 2008 decreased 8 percent primarily due to lower raw sugar sales, lower coffee sales and lower power sales, partially offset by an increase in sales of specialty sugars. Operating loss increased significantly due principally to the decrease in raw sugar production and higher fuel-related operating costs and to lower power sales volume stemming from a lack of hydro-power associated with prolonged drought conditions.

	Year Ended December 31,
(dollars in millions)	2008	2007	Change
Revenue	$124.3	$123.7	--
Operating profit (loss)	$(12.9)	$0.2	NM
Operating profit margin	NM	0.2%
Tons sugar produced	145,200	164,500	-12%

Full year revenues for Agribusiness were essentially flat as compared to the prior year, as higher power sales prices and specialty sugar sales volume were offset by lower volume of raw sugar and soil sales and lower molasses sales prices. Operating losses were significant and are due to the 12 percent reduction in sugar volume and higher fuel-related operating costs, partially offset by higher power prices.

CORPORATE EXPENSE
Fourth quarter 2008 corporate expenses of $4.6 million were $3.2 million lower than the fourth quarter of 2007. For the year, corporate expenses were $21.0 million, or $6.3 million lower than full year 2007. The decrease in the quarter and the year are due principally to lower expenses related to performance-based incentive programs, and to cost containment initiatives related to corporate overhead.

CONDENSED CASH FLOW TABLE –

	Year Ended December 31,
(dollars in millions, unaudited)	2008	2007	Change
Cash Flow from Operating Activities	$275	$124	2	X

Capital Expenditures (1)
Transportation	(38)	(68)	-44%
Real Estate	(55)	(34)	62%
Agribusiness and other	(16)	(20)	-20%
Total Capital Expenditures	(109)	(122)	-11%

Other Investing Activities, Net	(40)	(23)	74%
Cash Used in Investing Activities	$(149)	$(145)	3%

Net Debt Proceeds/(Payments)	(16)	66	NM
Repurchase of Capital Stock	(59)	(33)	79%
Dividends Paid	(51)	(48)	6%
Other Financing Activities, Net	2	8	-75%
Cash Used in Financing Activities	$(124)	$(7)	18	X

Net Increase/(Decrease) in Cash	$2	$(28)	NM

(1) Excludes non-cash 1031 transactions and real estate development activity.

Alexander & Baldwin, Inc., headquartered in Honolulu, is engaged in ocean transportation and logistics services, through its subsidiaries, Matson Navigation Company, Inc. and Matson Integrated Logistics, Inc.; in real estate, through A&B Properties, Inc.; and in agribusiness, through Hawaiian Commercial & Sugar Company and Kauai Coffee Company, Inc. Additional information about A&B may be found at its web site: www.alexanderbaldwin.com.

Statements in this press release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.

ALEXANDER & BALDWIN, INC.
2008 and 2007 Fourth-Quarter and Full-Year Results (Condensed)
(In Millions, Except Per Share Amounts, Unaudited)

	2008	2007
Three Months Ended December 31:
Revenue	$400.0	$433.0
Income From Continuing Operations	$10.9	$25.6
Discontinued Operations: Properties[1]	$13.0	$10.8
Net Income	$23.9	$36.4
Basic Share Earnings
Continuing Operations	$0.26	$0.61
Discontinued Operations	$0.32	$0.25
Net Income	$0.58	$0.86
Diluted Share Earnings
Continuing Operations	$0.26	$0.59
Discontinued Operations	$0.32	$0.26
Net Income	$0.58	$0.85
Basic Average Shares Outstanding	41.1	42.3
Diluted Average Shares Outstanding	41.2	42.9

	2008	2007
Years Ended December 31:
Revenue	$1,898.3	$1,669.2
Income From Continuing Operations	$95.9	$104.2
Discontinued Operations: Properties[1]	$36.5	$38.0
Net Income	$132.4	$142.2
Basic Share Earnings
Continuing Operations	$2.32	$2.45
Discontinued Operations	$0.89	$0.89
Net Income	$3.21	$3.34
Diluted Share Earnings
Continuing Operations	$2.31	$2.42
Discontinued Operations	$0.88	$0.88
Net Income	$3.19	$3.30
Basic Average Shares Outstanding	41.2	42.5
Diluted Average Shares Outstanding	41.5	43.1

1 “Discontinued Operations: Properties” consists of sales, or intended sales, of certain lands and buildings that are material and have separately identifiable earnings and cash flows.

Industry Segment Data, Net Income (Condensed)
(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenue:
Transportation
Ocean Transportation	$239.5	$262.3	$1,023.7	$1,006.9
Logistics Services	99.8	107.8	436.0	433.5
Real Estate
Leasing	25.5	27.0	107.8	108.5
Sales	54.4	32.4	350.2	117.8
Less Amounts Reported In Discontinued Operations	(43.7)	(24.2)	(133.0)	(112.0)
Agribusiness	28.1	30.7	124.3	123.7
Reconciling Items	(3.6)	(3.0)	(10.7)	(9.2)
Total Revenue	$400.0	$433.0	$1,898.3	$1,669.2

Operating Profit, Net Income:
Transportation
Ocean Transportation	$21.1	$30.1	$105.8	$126.5
Logistics Services	4.1	4.7	18.5	21.8
Real Estate
Leasing	10.2	12.1	47.8	51.6
Sales	19.3	23.2	95.6	74.4
Less Amounts Reported In Discontinued Operations	(21.0)	(17.4)	(59.1)	(61.0)
Agribusiness	(6.1)	(0.7)	(12.9)	0.2
Total Operating Profit	27.6	52.0	195.7	213.5
Interest Expense	(6.2)	(5.6)	(23.7)	(18.8)
General Corporate Expenses	(4.6)	(7.8)	(21.0)	(27.3)
Income From Continuing Operations Before Income Taxes	16.8	38.6	151.0	167.4
Income Taxes	(5.9)	(13.0)	(55.1)	(63.2)
Income From Continuing Operations	10.9	25.6	95.9	104.2
Discontinued Operations	13.0	10.8	36.5	38.0
Net Income	$23.9	$36.4	$132.4	$142.2

Basic Earnings Per Share, Continuing Operations	$0.26	$0.61	$2.32	$2.45
Basic Earnings Per Share, Discontinued Operations	$0.32	$0.25	$0.89	$0.89
Basic Earnings Per Share, Net Income	$0.58	$0.86	$3.21	$3.34

Diluted Earnings Per Share, Continuing Operations	$0.26	$0.59	$2.31	$2.42
Diluted Earnings Per Share, Discontinued Operations	$0.32	$0.26	$0.88	$0.88
Diluted Earnings Per Share, Net Income	$0.58	$0.85	$3.19	$3.30

Basic Average Shares Outstanding	41.1	42.3	41.2	42.5
Diluted Average Shares Outstanding	41.2	42.9	41.5	43.1

Consolidated Balance Sheets (Condensed)
(In Millions, Unaudited)

	December 31,	December 31,
	2008	2007

ASSETS
Current Assets	$284	$421
Investments in Affiliates	208	184
Real Estate Developments	78	99
Property, Net	1,590	1,582
Other Long-Term Assets	190	193
Total	$2,350	$2,479

LIABILITIES & EQUITY
Current Liabilities	$238	$322
Long-Term Debt	452	452
Employee Benefit Plans	122	50
Other Long-Term Liabilities	52	57
Deferred Income Taxes	414	468
Shareholders’ Equity	1,072	1,130
Total	$2,350	$2,479